Exhibit 10.15

INHIBIKASE THERAPEUTICS, INC

CONSULTING AGREEMENT

CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of the date indicated below (the “Effective Date”) between Inhibikase Therapeutics, Inc., a Delaware C Corporation (“Company”), and [NAME] (the “Consultant”). Company and Consultant are sometimes collectively referred to in this Agreement as the “Parties.”

COMPANY	Address:
Inhibikase Therapeutics, Inc.	3350 Riverwood Parkway, Suite 1900 Atlanta, GA 30339 917-494-0831 mhwerner@inhibikase.com
Authorized Signature:
Printed Name: Milton H. Werner, Ph.D.
Position: President & CEO
[NAME] <[EMAIL ADDRESS]>
CONSULTANT
Authorized Signature:

Printed Name: [NAME]
Position: Consultant

EFFECTIVE DATE: [DATE]

ADDITIONAL TERMS AND CONDITIONS OF THIS AGREEMENT BEGIN ON THE FOLLOWING PAGE.

TERMS AND CONDITIONS

Company wishes to engage Consultant on a non-exclusive basis to provide certain Services (defined below) to Company and Consultant wishes to provide the Services to Company, all pursuant to the terms and conditions set forth in this Agreement. In consideration of the benefits they will each receive as a result of the relationship created by this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by this Agreement, hereto hereby agree as follows:

1.                   Services. Consultant hereby agrees during the “Term” (as defined in Section 3) to perform the “Services” set forth in Schedule A to this Agreement. Consultant shall, during the Term, diligently promote the interests of Company and perform the Services, to the best of its ability, timely, faithfully, honestly, diligently, efficiently and professionally. Consultant agrees to provide Company with periodic information regarding the status of and progress with respect to the Services and as and to the extent reasonably requested by Company or as otherwise described on Schedule A.

2.                   Payment for Services. The compensation to be paid by Company to Consultant is set forth on Schedule B to this Agreement (the “Compensation”). The Compensation shall constitute Consultant’s sole compensation for performing the Services for Company. Schedule B also sets forth any arrangements between Company and Consultant with respect to expenses that are to be borne by Company or with respect to which Consultant may seek reimbursement. Consultant agrees to give Company at least fifteen (15) days prior notice of any travel expenses for which Consultant will request reimbursement (to the extent such reimbursement is otherwise permitted by Schedule D).

3.                   Term. Unless terminated earlier as provided below, the term of Consultant’s engagement pursuant to this Agreement (the “Term”) shall commence as of the Effective Date and continue for an initial period of time as set forth on Schedule C (the “Initial Term”), subsequent to which the term of this Agreement shall automatically renew and continue on a month-to-month basis (each such monthly period being a “Renewal Term”)(together with the Initial Term, the “Term”). Notwithstanding anything to the contrary in this Agreement, either party Company may terminate the Term of this Agreement (i) at any time without cause, upon ten (10) days prior written notice of such termination to other Party, or (ii) immediately upon written notice to the other Party of such Party’s material breach of this Agreement or, in the case of Company, on account of any other act or omission on the part of Consultant that poses an adverse risk to Company or any affiliate, property, employee or customer thereof or any other Person with whom Company or any affiliate thereof it may have a business relationship.

4.                   No Conflicting Obligation. Consultant represents that its performance of all the terms of this Agreement and as a consultant of Company does not and will not breach any agreement between it and any other Person. Consultant has not entered into, and it agrees it will not enter into, any agreement either written or oral in conflict herewith. .

5.                   Independent Contractor Relationship. Consultant shall perform the Services under the general direction of Company but Consultant shall determine, in Consultant’s sole discretion, the manner and means by which the Services are accomplished. The Parties expressly agree that Consultant’s engagement shall be that of an independent contractor, and under no circumstances shall Consultant, or any of Consultant’s employees or agents, be deemed an employee, partner, agent or joint venture of Company or any of its affiliates.

6.                   Restrictive Covenants.

a)                   Limitations on Use. Except to the extent that it is otherwise required to use Company’s Intellectual Property in the performance of the Services, Consultant shall not (and shall take full responsibility for ensuring that none of its agents), without the express and duly authorized prior written consent of Company, which consent may be withheld, delayed, denied or conditioned in Company’s sole and absolute discretion, use or modify for use, directly or indirectly, for any purpose whatsoever or any Person any of Company Intellectual Property during the Term of this Agreement or at any time thereafter. Consultant further agrees that any and all of Company Intellectual Property shall remain the exclusive property of Company, and Consultant shall not have or acquire any ownership or other interest or rights therein.

b)                  Limitations on Disclosure. Except to the extent required in the performance of its Services, Consultant agrees that it shall not (and shall take full responsibility for ensuring that none of its agents), without the express and duly authorized prior written consent of Company, transmit, disseminate, redistribute, market, publish, disclose or otherwise divulge to any other Person for any purpose whatsoever (i) any of Company Confidential Information during the Term and for a period of three (3) years immediately thereafter; or (ii) any of Company Trade Secrets at any time during which such information shall continue to constitute a Trade Secret (whether before, during or after termination of this Agreement).

Consultant’s obligations under this Section 6(b) shall not apply to information that can be demonstrated by Consultant to: (i) have been developed independently by or known to Consultant prior to execution of this Agreement and not otherwise assigned, transferred or otherwise conveyed to Company under this Agreement or any other agreement; (ii) not have been acquired, directly or indirectly, by Consultant from the Company or from a third party under an obligation of confidence or limited use; (iii) have been rightfully received by Consultant in accordance with this Agreement after disclosure to Company from a third party who did not require Consultant to hold it in confidence or limit its use and who did not acquire it, directly or indirectly, from the Company under a continuing obligation of confidence; (iv) have been in the public domain as of the date of this Agreement, or comes into the public domain during the Term of this Agreement through no fault of Consultant; or (v) to be required to be disclosed by a governmental or other regulatory body or by action of law. If Consultant under clause (v) above becomes legally compelled to disclose any Company Confidential Information or Trade Secrets, Consultant shall use all reasonable efforts to provide Company with prior notice thereof so that it may seek a protective order or other appropriate remedy to prevent such disclosure. If such protective order or other remedy is not obtained prior to the time such disclosure is required, Consultant shall nevertheless only disclose that portion of such Confidential Information or Trade Secrets that it is legally required to disclose.

c)                   Limitation on Solicitation of Customers and Personnel. During the Term and for a period of three (3) years immediately thereafter, Consultant shall not, directly or indirectly, alone or in conjunction with any other person, (i) solicit any actual or actively sought prospective client or customer of Company with whom or which Consultant had contact during the Term or with respect to whom or which Consultant was provided Proprietary Information by Company during the Term (an “Company Customer”) for the purpose of providing such Company Customer products or services that are substantially similar to or competitive with Company’s business, (ii) solicit any employee, other personnel or independent contractor of Company (a “Protected Person”) for the purpose of encouraging such Protected Person to sever an employment, contractual or other relationship with Company or (iii) hire or otherwise retain a Protected Person to perform services of a nature substantially similar to that which such Protected Person performed for Company within a three (3) year period prior to any such hiring or engagement.

d)                  Ownership & Assignment of Company Property.

(i)                 Company Intellectual Property. As between the Parties, Company owns and shall continue to own and Consultant hereby agrees to assign and assigns to Company any and all Company Intellectual Property, to the fullest extent allowable by law, and Consultant shall promptly disclose such Intellectual Property to Company. If Consultant uses or discloses its own or any third party’s confidential information or intellectual property when acting within the scope of its engagement or otherwise on behalf of Company, Company will have and Consultant hereby grants Company a perpetual, irrevocable, worldwide, royalty-free, nonexclusive, sublicensable right and license to exploit and exercise any and all rights in such intellectual property.

(ii)               Consultant further acknowledges that all original works of authorship that are (i) made by Consultant or any employee or agent thereof (solely or jointly with others) during the Term of this Agreement, (ii) within the scope of the Services and (iii) otherwise protectable under copyright laws shall constitute “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. § 101), and deemed Company Intellectual Property and owned solely and exclusively by Company.

(iii)             To the extent Consultant retains any such Moral Rights under applicable law, Consultant hereby waives such Moral Rights and consents to any action with respect to such Moral Rights by or authorized by Company and specifically grants to Company the right to alter such Company Products. Consultant will confirm any such waivers and consents from time to time as requested by Company.

(iv)              Consultant will assist Company in every proper way to obtain and from time to time enforce United States and foreign proprietary rights relating to Company Intellectual Property in any and all countries. To that end, Consultant will execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such proprietary rights and the assignment thereof. In addition, Consultant will execute, verify, and deliver assignments of such proprietary rights to Company or its designee. Consultant’s obligation to assist Company with respect to such proprietary rights relating to such Company Intellectual Property in any and all countries shall continue beyond the termination of Consultant’s engagement, but Company shall compensate Consultant at a reasonable rate after termination of its engagement for the time actually spent by Consultant at Company’ request on such assistance.

In the event Company is unable for any reason, after reasonable effort, to secure Consultant’s signature on any document needed in connection with the actions specified in the preceding paragraph, Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as its agent and attorney in fact, coupled with an interest, to act for and on its behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed by Consultant. Consultant hereby waives and quitclaims to Company any and all claims, of any nature whatsoever, that Consultant now or may hereafter have for infringement of any Intellectual Property assigned hereunder to Company.

7.                   Return of Company Documents. At the conclusion of the Term for any reason whatsoever or for no reason at all, Consultant will promptly deliver or otherwise return to Company any and all Company Intellectual Property, together with all copies thereof, and any other material (and regardless of whether any of the foregoing is kept in physical or electronic form), including, without limitation, any such Confidential Information , Trade Secrets and Work Products, and any and all other Company property, along with any and all proprietary rights therein or thereto. Consultant further agrees that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

8.                   [Section Reserved.]

9.                   Remedies.

a)                   Tolling. Consultant hereby expressly acknowledges and agrees that in the event the enforceability of any of the terms of Section 6 of this Agreement shall be challenged in court or pursuant to arbitration and Consultant is not enjoined (either temporarily or permanently) from breaching any of the restraints set forth in this Agreement, then if a court of competent jurisdiction or arbitration panel finds subsequently that the challenged restraint is enforceable, the time period of the restraint shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of the restraint until the dispute is finally resolved and all periods of appeal have expired.

b)                  Ancillary Provisions. Sections 6, 7, 9, 14 and 17 of this Agreement shall be construed as an agreement ancillary to the other provisions of this Agreement, and the existence of any claim or cause of action of Consultant against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of such Sections.

10.               Binding Effect and Assignability. This Agreement and shall be assignable by Company and inure to the benefit of and shall be binding upon any successor or assignee thereof. Neither this Agreement nor any rights or obligations of Consultant shall be transferable or assignable by Consultant without Company’s prior written consent, and any attempted transfer or assignment hereof by Consultant not in accordance herewith shall be null and void.

11.               Severability. All Sections, sub-Sections, paragraphs, terms and provisions of this Agreement are severable, and the unenforceability or invalidity of any of the terms, provisions, Sections, sub-Sections or paragraphs of this Agreement shall not affect the validity or enforceability of the remaining terms, provisions, Sections, sub-Sections or paragraphs of this Agreement, but such remaining terms, provisions, Sections, sub-Sections or paragraphs shall be interpreted and construed in such a manner as to carry out fully the intention of the Parties.

12.               Captions and Counterparts. The Section headings in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall together constitute one and the same instrument.

13.               Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of service if personally served or if telecopied (if telecopied on a business day and during business hours at the place of receipt and if receipt is confirmed) three (3) days after mailed if mailed by reputable international overnight delivery service, postage prepaid and in any event addressed to the address set forth in the signature clause to this Agreement or to such other address as shall be designated by written notice issued pursuant hereto.

14.               Recovery of Attorney’s Fees. In the event of any litigation arising from or relating to this Agreement, the prevailing party in such litigation proceedings shall be entitled to recover, from the non-prevailing party, the prevailing party’s reasonable costs and attorney’s fees, in addition to all other legal or equitable remedies to which it may otherwise be entitled.

15.               Waiver. The waiver by any party to this Agreement of a default or breach of any Section, sub-Section or provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent default or breach of the same or of a different Section, sub-Section or provision by any party hereto.

16.               Survival. Sections 4 through and including 19 of this Agreement shall survive the termination or expiration of this Agreement, along with the definitions of any terms and phrases referenced therein.

17.               Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Georgia, except, however, that with respect to any dispute that may arise under this Agreement in connection with Company’s Intellectual Property or rights thereto, including, without limitation, the enforceability of the restrictive covenants under Sections 6, 7 and 9 of this Agreement, any and all such disputes shall, to the extent otherwise governed by the laws of the various states, be governed by the laws of the State of [Delaware], without giving effect to any choice or conflicts of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia (the “Georgia Law”). Each of the Parties consents to the exclusive jurisdiction of the Federal and State Courts sitting in the County of Cobb in the State of Georgia in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on venue or inconvenient forum, to the bringing of any such proceeding in such jurisdiction.

18.               Entire Agreement. This Agreement, including the Schedules attached hereto, contains the complete agreement concerning the arrangement between Company and Consultant as of the date hereof.

19.               Definitions. Except as otherwise provided in this Agreement, capitalized terms and phrases in this Agreement shall have the meaning ascribed thereto in Schedule “F,” which schedule is attached hereto and made a part hereof.

20.               Schedules. Attached to this Agreement and incorporated herein by reference are three schedules, A (Services), B (Compensation), C (Term), D (Expenses), E (Miscellaneous), F (Definitions).

SCHEDULE A
SERVICES

Consultant is to provide the following services and such other services relating thereto as may be requested by Company from time to time during the Term of this Agreement (the “Services”):

1.                   [SERVICE DESCRIPTION]

2.                   [SERVICE DESCRIPTION]

3.                   [SERVICE DESCRIPTION]

Consultant shall perform the Services under the general direction of the Milton H. Werner, PhD., President and CEO, but Consultant shall determine, in Consultant’s sole discretion, the manner and means by which the Services are accomplished. Consultant is an independent contractor and is not an agent or employee of Company and has no authority under this contract to bind Company by contract or otherwise. Insomuch as Consultant is not an employee of Company, Company will not withhold, make or otherwise retain any withholdings or other employee taxes or provide any employee benefits, including, but not limited to, medical or dental insurance, vacation pay or sick pay. Consultant hereby agrees to report any and all such Compensation under this Agreement as taxable income paid to Consultant in its capacity as an independent contractor and pay any and all taxes due and owing thereon to the applicable taxing authorities.

SCHEDULE B
COMPENSATION

Consultant will receive $[NUMBER]/hr. for any of the services performed in Schedule A. Consultant will receive [NUMBER] fully vested Non-Qualified Options with a strike price equal to the Fair Market Value on the day the Agreement is executed by the Consultant.

SCHEDULE C
EXPENSES and TERM

Company shall reimburse Consultant for all of its reasonable, out-of-pocket travel and other reasonable out-of-pocket expenses incurred in the rendition of the Services hereunder, provided, however, that Consultant shall have submitted an expense report in form satisfactory to the Company with such receipts or other substantiation as reasonably required by the Company. Expenses in excess of $500 shall only be incurred following advance approval by the Company. All expenses for which reimbursement is owed under the terms hereof shall be paid within 30 business days from the date of submission by Consultant. Airline travel reimbursement will only occur at the standard coach rate.

The INITIAL TERM of this agreement will be for [TERM], renewable at the sole discretion of the Company in 12 month increments thereafter. The vesting schedule for the Options Grant coincides with the initial consulting period of this agreement.

SCHEDULE D
MISCELLANEOUS

Consultant represents that it has all power and authority to enter into this Agreement and to perform the Services. Consultant further represents that it may and shall lawfully provide the Services without running afoul of any law, statue or regulatory requirement, including under the Securities Exchange Act of 1934, as amended.

SCHEDULE E
DEFINITIONS

The following are the definitions for certain defined terms used in this Agreement:

“Confidential Information” shall mean any and all nonpublic proprietary technical and nontechnical data, information, agreements, documents, Intellectual Property and other property of Company or any affiliate thereof and any and all proprietary rights relating thereto, which is of tangible or intangible value to Company or any affiliate thereof and is not public information or is not generally known or available to Company’s competitors, but is known only to Company or its affiliates and their employees, independent consultants or agents to whom it must be confided in order to apply it to the uses intended, including, without limitation, all business methods, practices and concepts; business, personnel and financial information and records, including, without limitation, accounting records, tax returns, financial statements, projections, forecasts or other budgets, other financial data or plans, business plans and strategies; product plans, customer lists and other customer-related information; vendor or supplier lists and other vendor or supplier-related information; computer or data base files; passwords or other access codes; software and operating code or source code relating thereto; any and all contractors, subcontractors; inventions and invention-related reports, analyses, notes, interpretations, formulae, processes and patent applications; the terms of this Agreement and any other agreement between the Parties; and Work Product; and any and all proprietary rights thereto.

‘“Intellectual Property’” shall mean all of the following property owned or in or to which rights are held by Company or any affiliate thereof in any jurisdiction throughout the world: (a) all inventions and Work Product (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all Trade Secrets and Confidential Information (including ideas, research and development, show-how, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Person” shall mean any individual, partnership, limited partnership, limited liability partnership, limited liability company, corporation, trust, association, non-profit or charitable organization or other entity, or an unincorporated organization, a governmental entity or any department or agency thereof.

“Trade Secrets” shall mean Proprietary Information (including, but not limited to a business information, technical or non-technical data, formulas, patterns compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, lists of actual or potential customers or suppliers) that: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. To the extent that applicable law mandates a definition of “trade secret” inconsistent with the foregoing definition, then the foregoing definition shall be construed in such a manner as to be consistent with the mandated definition under applicable law.

“Work Product” shall mean any and all Intellectual Property (and all proprietary rights with respect thereto), whether or not patentable or registrable under copyright or similar statutes, that was or is developed, made, conceived or reduced to practice or learned by Consultant, either alone or jointly with others, during the Term in the performance of the Services or within twelve (12) months following the termination or expiration of the Agreement.